Exhibit D-2

                  BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In Re:        Application for      )      DOCKET NO. 960127-EI
authority to receive common        )      ORDER NO. PSC-96-0414-FOF-EI
equity contributions and to        )      ISSUED:    March 25, 1996
issue and sell securities during   )
the 12 months ending 3/31/97 by    )
Gulf Power Company                 )
                                   )
         The following Commissioners participated in the disposition of this matter:

                            SUSAN F. CLARK, Chairman
                                 J. TERRY DEASON
                                   JOE GARCIA
                                JULIA L. JOHNSON
                                DIANE K. KIESLING

                      ORDER AUTHORIZING GULF POWER COMPANY
                          TO ISSUE AND SELL SECURITIES

BY THE COMMISSION:

         On February 5, 1996, Gulf Power Company (Gulf or the Company), pursuant to Section 366.04, Florida Statutes, and Chapter 25-8, Florida Administrative Code, filed a petition with this Commission seeking authority to receive common equity funds from Southern Company (Gulf's parent company) and to issue and sell long-term debt and equity securities in an aggregate amount not to total more than $320 million during the twelve months ending March 31, 1997. The company also seeks authorization to issue short-term notes whose maximum principal amount at any one time will total not more than $150 million.

         The Company advised that the issuance and sale of equity securities and long-term debt may be through either negotiated underwritten public offering, public offering at competitive bidding, or private sale. Further, Gulf stated that the equity funds from Southern Company are common equity contribution; that the equity securities may take the form of preferred stock or preference stock, with such par values, terms and conditions, and relative rights and preferences as may be permitted by the Company's Articles of Incorporation; and that the long-term debt securities may take the form of first mortgage bonds, debentures, notes, or other long-term obligations, pollution control bonds, installment contracts or other obligations securing pollution control bonds, with maturities

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ORDER NO. PSC-96-0414-FOF-EI
DOCKET NO. 960127-EI
PAGE 2


ranging from one to forty years and issued in both domestic and international markets.

         According to Gulf, it has established lines of credit with a group of banks under which borrowing may be made by the issuance of unsecured promissory notes. The interest rate on the proposed borrowings will be the interest rate available to the preferred corporate customers of the bank in effect at the time of issuance and may be subject to change, either up or down, at the time the preferred customer rate changes. None of the promissory notes are to be resold by the banks to the public. The Company will reserve the right under the lines of credit to prepay all or any portion of the loans without penalty and to reborrow the amount of any notes so prepaid.

         Gulf also proposes to issue short-term notes to be sold in the commercial paper market. The notes will not be extendable or renewable nor will they contain any other provision for automatic "roll over," either at the option of the holder or at the option of the Company. The notes will be sold at a discount, plus a commission to the commercial paper dealer, with the aggregate interest cost to the Company equalling or approximating the prime rate in effect at the time of sale.

         Having reviewed this petition, we find that the issuance of the above-discussed securities within the limits prescribed, will not impair Gulf's ability to perform its services as a public utility, are for lawful purpose within its corporate power, and that the petition shall be granted, subject to the conditions hereinafter stated.

         Based on the foregoing, it is

         ORDERED by the Florida Public Service Commission that the application of the Gulf Power Company for authorization to receive equity funds from Southern Company, to issue and sell up to $320 million in long-term debt and equity security, and to issue and sell a maximum of $150 million of short-term debt securities during the twelve months ending March 31, 1997, is hereby granted. It is further

         ORDERED that Gulf Power Company shall file a Consummation Report with the Commission in compliance with Rule 25-8.008, Florida Administrative Code, within 90 days after the end of the fiscal year in which it issues securities pursuant to the authorization conferred by this Order. It is further


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ORDER NO. PSC-96-0414-FOF-EI
DOCKET NO. 960127-EI
PAGE 3


         ORDERED that the foregoing authorization is without prejudice to the authority of this Commission with respect to rates, service, accounts, evaluation, estimates of determinations of costs, or any other matter whatsoever, not pending or which may come before this Commission, as provided in
Section 366.04, Florida Statutes.

         By ORDER of the Florida Public Service Commission, this 25th day of March, 1996.



                                              Blanca S. Bayo, Director
                                              Division of Records and Reporting

(S E A L )

SLE
NOTICE OF FURTHER PROCEEDINGS OR JUDICIAL REVIEW

         The Florida Public Service Commission is required by Section 120.59(4), Florida Statutes, to notify parties of any administrative hearing or judicial review of Commission orders that is available under Section 120.57 or 120.68, Florida Statutes, as well as the procedures and time limits that apply. This notice should not be construed to mean all requests for an administrative hearing or judicial review will be granted or result in the relief sought.

         Any party adversely affected by the Commission's final action in this matter may request: 1) reconsideration of the decision by filing a motion for reconsideration with the Director, Division of Records and Reporting, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850, within fifteen (15) days of the issuance of this order in the form prescribed by Rule 25-22.060, Florida Administrative Code; or 2) judicial review by the Florida Supreme Court in the case of an electric, gas or telephone utility or the First District Court of Appeal in the case of a water and/or wastewater utility by filing a notice of appeal with the Director, Division of Records and Reporting and filing a copy of the notice of appeal and the filing fee with the appropriate court. This filing must be completed within thirty (30) days after the issuance of this order, pursuant to Rule 9.110, Florida Rules of Appellate Procedure. The notice of appeal must be in the form specified in Rule 9.900 (a), Florida Rules of Appellate Procedure.